Exhibit 10.5

EMPLOYMENT AGREEMENT AMENDMENT

This Amendment to Employment Agreement (the “Agreement”) (effective date December 29, 2005) is made and entered into effective as of the ninth day of May, 2006, by and between JAGGED PEAK, INC., a corporation organized under the laws of Nevada (the “Company”), and Andrew J. Norstrud, an individual (“Executive”), residing in Tampa, Florida.

The following sections will be replaced in their entirety the sections in the employment agreement with an effective date December 29, 2005:

Section 3. Term of Employment. The initial term of employment of Executive by the Company pursuant to this Agreement shall be for the period (the “Initial Term”) commencing on October 10, 2005, and terminating on December 29, 2009, or such earlier date that Executive’s employment is terminated in accordance with the provisions of this Agreement. The Initial Term automatically shall be extended for successive additional one-year periods (each, an “Extended Term”) unless written notice is given by either party to the other party no later than 30 days prior to the expiration of the Initial Term or any Extended Term. (The Initial Term, together with each and any Extended Term, is sometimes hereinafter called the “Employment Period”).

Section 8. Change in Control.

8.01 In the event that a “Change in Control” of the Company shall occur at any time during the Term hereof, Executive shall have the right to terminate his employment under this Agreement upon thirty (30) days written notice given at any time within twelve (12) months after the occurrence of such event. In such event, or if the Company terminates Executive’s employment at any time other than for Cause within twelve (12) months following a Change in Control, then in either such event, Executive shall be entitled to (a) vesting of all options; and (b) continuation of his annual base salary plus any bonus or incentive compensation which has been earned, has become payable pursuant to the terms of any compensation or benefit plan as of such date but which has not yet been paid or will become payable in a future period and all benefits pursuant to Section 5 of this Agreement, for the greater of the then current term of the Employment Period, or twelve (12) months. Regardless of Executives employment status after the change of control, if the event occurs prior to December 31, 2006, a lump sum payment of 1.5% of the purchase price assuming the purchase price is between Twenty Million ($20,000,000) and Twenty Five Million ($25,000,000) or 2% of the purchase price assuming the purchase price is equal to or greater than Twenty Five Million ($25,000,000) will be paid to the Executive.

JAGGED PEAK, INC.

By:
Paul Demirdjian
Chief Executive Officer

EXECUTIVE